TRAVELERS SERIES FUND INC.
                                10f-3 REPORT
                    May 1, 2002 through October 31, 2002


                    Trade                                        Purchase  %
of
Issuer                   Date      Selling Dealer           Amount

Price          Issue (1)

Alliance Growth Portfolio

L3 Communications        6/24/02        Lehman Brothers
$1,896,100     $56.60         0.23%

Van Kampen Enterprise Portfolio

Polo Ralph Lauren        5/8/02         CS First Boston, Goldman Sachs
25,400      26.50        0.23

AU Optics Corp.               5/22/02        UBS Warburg, Oppenheimer
37,300      11.57        0.01

Smith Barney High Income Portfolio

NMHG Holdings Co.         5/22/02       CS First Boston
260,000     98.766       1.60 (a)
10.000% due 5/15/09

Lyondell Chemical         6/26/02       Banc of America Securities
655,000     99.248       3.60 (b)
8.500% due 12/1/08

CP Ships Ltd.             6/27/02       Morgan Stanley              395,000
97.722         3.00 (c)
8.800% due 12/15/08

Smith Barney Mid Cap Portfolio

Leapfrog Entertainment         7/24/02       Merrill Lynch
12,000       13.00       2.78 (d)

Smith Barney Aggressive Growth Portfolio

CIT Group           7/1/02         Goldman Sachs                 72,725
23.00          0.50 (e)


  (1) Represents purchases by all affiliated funds; may not exceed 25% of the principal amount of the offering.
       (a)  Includes purchases of $3,740,000 by other affiliated mutual funds.
       (b)  Includes purchases of $9,345,000 by other affiliated mutual funds.
       (c)  Includes purchases of $5,605,000 by other affiliated mutual funds.
       (d)  Includes purchases of $3,092,700 by other affiliated mutual funds.
       (e)  Includes purchases of $21,327,325 by other affiliated mutual funds.